EXHIBIT 10.1
RAYONIER INCENTIVE STOCK PLAN
1.    Purpose
The purpose of the Rayonier Incentive Stock Plan is to attract and retain highly qualified employees and directors and to motivate and reward performance that will lead to sustained increases in shareholder value. The Plan furthers opportunities for share ownership by our employees in order to increase their proprietary interest in Rayonier Inc. and, as a result, their interest in our long-term success and their commitment to creating shareholder value.
2.    Definitions
When used herein, the following terms shall have the indicated meaning:
“Act” means the Securities Exchange Act of 1934, as amended.
“Award” means an award granted to any Key Employee in accordance with the provisions of the Plan in the form of Options, Rights, Performance Shares, Restricted Stock, Restricted Stock Units or any combination of the foregoing.
“Award Agreement” means the written agreement or document, including electronic communication, evidencing each Award granted to a Key Employee under the Plan.
“Beneficiary” means the estate of a Key Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 11 to receive the amount, if any, payable under the Plan upon the death of a Key Employee.
“Board” means the Board of Directors of the Company.
“Change in Control” has the meaning set forth in Section 10(b).
“Clawback Policy” has the meaning set forth in Section 17.
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)
“Committee” means the Compensation and Management Development Committee of the Board or such other committee as may be designated by the Board to administer the Plan.
“Company” means Rayonier Inc. and its subsidiaries, successors and assigns.
“Effective Date” has the meaning set forth in Section 20.
“Fair Market Value”, unless otherwise indicated in the provisions of this Plan, means, as of any date, the closing price for one share of Stock on the New York Stock Exchange on that date or, if no sales of Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“Incentive Stock Option” means a stock option qualified under Section 422 of the Code.

“Key Employee” means an employee (including any officer or director who is also an employee) of any Participating Company whose responsibilities and decisions, in the judgment of the Committee, directly affect the performance of the Company and its subsidiaries. References to the term “Key Employees” shall be read to include “Non-employee Directors” in the application of Sections 3, 5, 7, 8, 9 and 11 through 17 of the Plan as the context may require in relationship to Awards to Non-employee Directors hereunder. Except as otherwise may be determined by the Board, a Non-employee Director’s ceasing to be a director of the Company shall be treated in the same manner as a voluntary termination of employment by a Key Employee on such date.
“Non-employee Director” means a member of the Board who is not otherwise an employee of the Company.
“Option” means an Incentive Stock Option or a non-qualified stock option awarded under Section 5 of the Plan.
“Original Plan” means the 2004 Rayonier Incentive Stock and Management Bonus Plan, as subsequently amended and restated.
“Participating Company” means the Company or any subsidiary or other affiliate of the Company; provided, however, for Incentive Stock Options only, “Participating Company” means the Company or any corporation that, at the time such Option is granted, qualifies as a “subsidiary” of the Company under Section 424(f) of the Code.
“Performance Goals” means or may be expressed in terms of any of the following business criteria measured on an absolute or relative basis, and in each case measurable as objective goals: (i) net income or net earnings (before or after taxes), (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) free cash flow, (vi) recurring cash flow, (vii) cash available for distribution, (viii) revenue growth, (ix) earnings before income taxes and depreciation, (x) earnings before interest, taxes, depreciation and amortization, (xi)  margins (including but not limited to gross or operating margins), (xii) reductions in operating expenses, (xiii) sales or return on sales, (xiv) stock price (including, but not limited to, growth measures and total stockholder return), (xiv) return measures (including but not limited to return on equity, return on total capital, return on invested capital and return on assets), (xv) economic value added, (xvii) expense targets, (xviii) cost reductions and savings, (xix) attainment of budget goals, (xx) increase in surplus, (xxi) productivity improvements, (xxii) attainment of strategic or operational initiatives, (xxiii) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria, such as growth and profitability, customer satisfaction, market share, leadership effectiveness, business development, operational efficiency or operational improvement, strategic or operational initiatives, negotiating transactions and sales or developing long term business goals, (xxiv) any other financial or business measures as may be determined by the Committee, and (xxv) any combination of the foregoing. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period, or on a non-GAAP basis with any such exclusions or adjustments as the Committee may determine from time to time.
“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Key Employee shall become entitled to specified rights in connection with a Performance Share or other Award subject to performance-based vesting criteria. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.
“Performance Period” means the period of time designated by the Committee, during which performance will be measured in order to determine a Key Employee’s entitlement to receive payment of a Performance Share.
“Performance Share” means a performance share awarded under Section 6 of the Plan.
“Plan” means this Rayonier Incentive Stock Plan, which amends and restates the Original Plans, as the same may be further amended, administered or interpreted from time to time.
“Plan Year” means the calendar year.
“Retirement” means an employee’s separation from service having met the age and service requirements that would have resulted in the employee’s being eligible to receive immediate retirement benefits under a Participating Company qualified defined benefit pension plan, but without regard to whether or not such employee participates in such pension plan.
“Restricted Stock” means Stock awarded under Section 7 of the Plan subject to such restrictions as the Committee deems appropriate or desirable.
“Restricted Stock Unit” means a contractual right to receive a share of Stock at a future date subject to such terms and conditions as may be established by the Committee, including the attainment of Performance Goals or service-based vesting criteria. If determined by the Committee and provided in the Award Agreement, all or a portion of a Restricted Stock Unit Award may be settled in cash.
“Right” means a stock appreciation right awarded in connection with an Option under Section 5 of the Plan.
“Share Limit” has the meaning set forth in Section 3 of the Plan.
“Shareholder Approval” shall mean approval of holders of a majority of the shares of Stock represented and voting in person or by proxy at an annual or special meeting of shareholders of the Company where a quorum is present.

“Stock” means the common shares of the Company.
“Successor Corporation” has the meaning set forth in Section 14(b) of the Plan.
“Total Disability” means a determination that a Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Committee upon the basis of such evidence as the Committee deems appropriate or necessary. A determination that the Key Employee is eligible for full long-term disability payments under the Company’s long-term disability plan, as may be in effect from time to time, shall be conclusive evidence of Total Disability.
3.    Shares Subject to the Plan
(a) The total number of shares of Stock that may be issued pursuant to Awards under the Plan shall not exceed 7,241,663, together with any shares of Stock reserved for issuance as Awards under Original Plan. The shares of Stock may be authorized, but unissued, or reacquired shares of Stock. Subject to Section 3(b), the number of shares available for issuance under the Plan shall be reduced by: (i) 1 share for each share of stock issued pursuant to an Option or a Right granted under Section 5, and (ii) 2.27 shares for each share of Stock issued pursuant to a Performance Share, Restricted Stock Award or Restricted Stock Unit granted under Section 6, Section 7 or Section 8. Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08, and such issuance shall not reduce the number of shares available for issuance under the Plan. No more than 1,000,000 shares of Stock may be cumulatively available for Awards of Incentive Stock Options under the Plan. For any Plan Year, no individual employee may receive an Award of Options, Performance Shares, Restricted Stock, Restricted Stock Units or Rights for more than four percent (4%) of the total number of shares authorized under the Plan (with respect to any Key Employee, his or her “Share Limit”). The number of shares available in each category hereunder shall be subject to adjustment as provided in Section 14 in connection with a Stock split, Stock dividend, or other extraordinary transaction affecting the Stock.

For any Plan Year, the value of Awards granted to an individual Non-employee Director (which are limited to Options, Restricted Stock and Restricted Stock Unit Awards pursuant to Section 4(b)) may not exceed $350,000, calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes. Any Awards granted to an individual while he or she is an employee of the Company but not a Non-employee Director, shall not count against the limitation in the preceding sentence.
(b) Subject to the above limitations, shares of Stock to be issued under the Plan may be made available from the authorized but unissued shares, or from shares purchased in the open market. For the purpose of computing the total number of shares of Stock available for future Awards under the Plan, shares of Stock shall be reserved for issuance under outstanding Performance Share programs (or any other Awards subject to performance-based vesting criteria) at the maximum award level and counted against the foregoing limitations. If any Awards under the Plan are forfeited, terminated, expire unexercised, are settled in cash in lieu of Stock, are exchanged for other Awards or are released from a reserve for failure to meet the maximum payout under a program, the shares of Stock that were theretofore subject to or reserved for such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, expiration of such Awards or so released from a reserve. To the extent there is issued a share of Common Stock pursuant to an Award that counted as 2.27 shares against the number of shares available for issuance under the Plan pursuant to Section 3(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 3(b), then the number of shares of Common Stock available for issuance under the Plan shall increase by 2.27 shares. Any shares that are exchanged (either actually or constructively) by optionees as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of an Option granted under the Plan will not be available for subsequent Awards. If any shares subject to an Award are not delivered to a Key Employee because such shares are withheld for the payment of taxes or the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”) or an appreciation distribution in respect of a Right is paid in shares of Common Stock, the number of shares subject to the Award that are not delivered to the Key Employee shall not remain available for subsequent issuance under the Plan. If the exercise price of any Award is satisfied by tendering shares of Common Stock held by the Key Employee (either by actual delivery or attestation), then the number of shares so tendered shall not be available for subsequent issuance under the Plan.
4.    Grant of Awards and Award Agreements
(a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards are to be granted; (ii) determine the form or forms of Award to be granted to any Key Employee; (iii) determine the amount or number of shares of Stock subject to each Award, and (iv) determine the terms and conditions of each Award.
(b) The Board shall serve to administer and interpret the Plan with respect to any grants of Awards made to Non-employee Directors. Non-employee Directors shall only be eligible for Options pursuant to Section 5, Restricted Stock under Section 7 and/or Restricted Stock Units under Section 8. Non-employee Directors shall not be entitled to receive any Rights or Performance Shares. Any such Awards, and all duties, powers and authority given to the Committee in this Plan, including those provided for in this Section 4, in Section 12 and elsewhere in the Plan, in connection with Awards to Key Employees shall be deemed to be given to the Board in its sole discretion in connection with Awards to Non-employee Directors. The Board may request of the Committee, its Nominating and Corporate Governance Committee or of any other Board committee comprised of independent directors, its recommendation on the level of Awards for this purpose. Except as may be specifically provided by the Board at the time of grant or in the applicable Award Agreement, the provisions of Sections 10, 15 and 16 shall not apply in respect of Awards made to Non-employee Directors.

(c) Each Award granted under the Plan shall be evidenced by a written Award Agreement, which may be electronic. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or required by the Committee, including such covenants and agreements with respect to the subject matter of Sections 15 and 16 as the Committee may determine in its sole discretion.
5.    Stock Options and Rights
(a) With respect to Options and Rights, the Committee shall (i) authorize the granting of Incentive Stock Options, nonqualified Options, or any combination thereof; (ii) authorize the granting of Rights that may be granted in connection with all or part of any Option granted under this Plan, either concurrently with the grant of the Option or at any time thereafter during the term of the Option; (iii) determine the number of shares of Stock subject to each Option or the number of shares of Stock that shall be used to determine the value of a Right; and (iv) determine the time or times when and the manner in which each Option or Right shall be exercisable and the duration of the exercise period.
(b) Any Option issued hereunder that is intended to qualify as an Incentive Stock Option shall be subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code or any regulations and rulings thereunder to the extent and in such form as determined by the Committee in its discretion.
(c) Rights may be granted to any Key Employee, in the discretion of the Committee.
(d) The exercise period for Options and any related Rights shall not exceed ten years from the date of grant.
(e) The Option price per share shall be determined by the Committee at the time any Option is granted and shall be not less than the Fair Market Value of one share of Stock on the date the Option is granted.
(f) No part of any Option or Right may be exercised until the Key Employee who has been granted the Award shall have remained in the employ of a Participating Company for such period after the date of grant as the Committee may specify, if any, and the Committee may further require exercisability in installments.
(g) The Option purchase price, and any required tax withholding obligations, shall be paid to the Company at the time of exercise either in cash or Stock already owned by the optionee, or by the withholding of shares that would otherwise be delivered upon exercise, or any combination thereof, having a total Fair Market Value equal to the purchase price and any required tax withholding obligation. The Committee shall determine acceptable methods for tendering Stock as payment upon exercise of an Option and related tax withholding and may impose such limitations and prohibitions on the use of Stock to exercise an Option as it deems appropriate.

(h) In case of termination of employment, the following provisions shall apply:
(A) If a Key Employee who has been granted an Option shall die before such Option has expired, his or her Options, to the extent vested at the date of death, may be exercised in full by the person or persons to whom the Key Employee’s rights under the Option pass by will, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, in each such case, such heir, executor or administrator may exercise the Option within five years after the date of the Key Employee’s death or within such other period, and subject to such terms and conditions as the Committee may specify, but in all events not later than the expiration date specified in Section 5(d) above. Unless the Committee or the Award Agreement shall specify otherwise, unvested Options shall be forfeited as of the date of the Key Employee’s death.
(B) If the Key Employee’s employment by any Participating Company terminates because of his or her Retirement, any such Options not fully exercisable immediately prior to such optionee’s Retirement shall become fully exercisable upon such Retirement unless the Committee, in its sole discretion, shall otherwise determine. Key Employee may exercise his or her Options, in full at any time, or from time to time, within five years after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above.
(C) If the Key Employee’s employment by any Participating Company terminates because of his or her Total Disability, he or she may exercise his or her Options, to the extent vested at the date of the termination of his or her employment, at any time, or from time to time, within five years after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above. Upon a Key Employee’s termination due to Total Disability, his or her unvested Options shall be forfeited as of the date of the termination unless the Committee or the Award Agreement shall specify otherwise.
(D) Except as provided in Section 10, if the Key Employee shall voluntarily resign before eligibility for Retirement or he or she is terminated for cause as determined by the Committee, the Options shall be cancelled coincident with the effective date of the termination of employment.
(E) If the Key Employee’s employment terminates for any other reason, he or she may exercise his or her Options, to the extent vested at the date of the termination of his or her employment, at any time, or from time to time, within three months after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(d) above. Unless the Committee or the Award Agreement shall specify otherwise, unvested Options shall be forfeited as of the effective date of the termination.

This Section 5(h) shall also apply with respect to any Rights granted in connection with an Option.
(i) No Option or Right granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option or Right shall be exercisable only by the Key Employee to whom the Option or Right is granted.
(j) With respect to an Incentive Stock Option, the Committee shall specify such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify such Option as an “incentive stock option” within the meaning of Section 422 of the Code.
(k) With respect to the exercisability and settlement of Rights:
(A) Upon exercise of a Right, the Key Employee shall be entitled, subject to such terms and conditions as the Committee may specify, to receive all or a portion of the excess of (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise, as determined by the Committee, over (ii) a specified amount that shall not, subject to Section 5(e), be less than the Fair Market Value of such specified number of shares of Stock at the time the Right is granted. Upon exercise of a Right, payment of such excess shall be made by the issuance or transfer to the Key Employee of whole shares of Stock or cash with a Fair Market Value at such time equal to any excess, all as determined by the Committee. The Company will not issue a fractional share of Stock and, if a fractional share would otherwise be issuable, the Company shall pay cash equal to the Fair Market Value of the fractional share of Stock at such time.
(B) In the event of the exercise of such Right, the Company’s obligation in respect of any related Option or such portion thereof will be discharged by payment of the Right so exercised.
6.    Performance Shares
(a) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those Key Employees or groups of Key Employees to whom Awards of Performance Shares are to be made, (ii) determine the Performance Period and Performance Objectives applicable to such Awards, (iii) determine the form of settlement of a Performance Share, whether in Stock or cash, as provide in the Award Agreement, and (iv) generally determine the terms and conditions of each such Award. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Stock at such date; provided that the Committee may limit the aggregate amount payable upon the settlement of any such Award.
(b) The Committee shall determine a Performance Period of not less than two nor more than five years with respect to the award of Performance Shares. Performance Periods may overlap and Key Employees may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

(c) The Committee shall determine the Performance Objectives of Awards of Performance Shares. Performance Objectives may vary from Key Employee to Key Employee and between groups of Key Employees and shall be based upon such Performance Goals as the Committee may deem appropriate. The Performance Objectives shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period.
(d) Following the completion of each Performance Period, the Committee shall determine whether the Performance Objective and other material terms for paying amounts in respect of each Performance Share Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Share Awards shall not be settled until the Committee has made the determination specified under this Section 6(d).
(e) The Committee is authorized at any time during or after a Performance Period to reduce, increase or eliminate the Performance Share Award of any Key Employee for any reason, including, without limitation, changes in the position or duties of any Key Employee with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to the Participating Company and the Key Employee, the Committee shall have the discretion to adjust Performance Objectives, the Performance Share Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary, (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements in the definition of Performance Goal set forth in Section 2 of the Plan), or (v) any other unusual, non-recurring, non-core or other event, as determined by the Committee in its discretion.
(f) When establishing the Performance Objectives for Performance Shares, the Committee may provide with respect to any such Award that the evaluation of Performance Objectives shall exclude or otherwise equitably adjust for any specified circumstance or event that occurs during a Performance Period, including by way of example, but not limited to, the following: (i) asset write-downs or impairment charges; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) reorganization and restructuring; (v) acquisitions or divestitures and expenses related thereto; (vi) foreign exchange gains and losses; or (vii) any other unusual or infrequently occurring items or any other special or designated items, events or circumstances as the Committee may in its discretion determine.
(g) At the beginning of a Performance Period, the Committee shall determine for each Key Employee or group of Key Employees the number of Performance Shares or the percentage of Performance Shares that shall be paid to the Key Employee or member of the group of Key Employees if Performance Objectives are met in whole or in part.
(h) If a Key Employee terminates service with all Participating Companies during a Performance Period because of death, Total Disability, Retirement, or under other circumstances where the Committee in its sole discretion finds that a waiver would be in the best interests of the Company, that Key Employee may, as determined by the Committee, be entitled to an Award of Performance Shares at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period, which Award, in the discretion of the Committee, may be maintained without change or reduced and prorated for the portion of the Performance Period during which the Key Employee was employed by any Participating Company; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable. If a Key Employee terminates service with all Participating Companies during a Performance Period for any other reason, then such Key Employee shall not be entitled to any Award with respect to that Performance Period unless the Committee shall otherwise determine.
(i) Each Award of a Performance Share shall be paid in shares of Stock, with payment to commence as soon as practicable after the end of the relevant Performance Period but no earlier than following the determination made in Section 6(d) hereof. To the extent provided at the beginning of a Performance Period and in the applicable Award Agreement, dividends with respect to such Award (if any) shall be deemed invested in additional shares of Stock or credited to the Award and paid in cash following, and to the extent of, vesting of the Award. Subject to the terms of the applicable program and notwithstanding the foregoing, the Award may also be paid in shares of Restricted Stock, Restricted Stock Units or cash, as set forth in the Award Agreement, in the discretion of the Committee.
(j) A Key Employee shall not be granted Performance Shares for all of the Performance Periods commencing in the same calendar year that permit the Key Employee to earn Stock covering more than the Share Limit in respect of such Key Employee. In addition, separate and apart from the limit in the previous sentence, with respect to Performance Share Awards to be settled in cash, a Key Employee shall not be granted Performance Share Awards for all of the Performance Periods commencing in a calendar year that permit the Key Employee in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit determined as of the first day of the first Performance Period commencing in such calendar year.
(k) Performance Share Awards may be structured in the form of Restricted Stock, Restricted Stock Units or any substantially similar instrument evidencing the right to receive a share of Stock or, in the discretion of the Committee, cash at some future date upon the lapse of the applicable restrictions established by the Committee or upon the satisfaction of any applicable Performance Goals established by the Committee hereunder.

7.    Restricted Stock

(a) Restricted Stock shall be subject to a restriction period (after which restrictions will lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the “Restriction Period”). The Committee may provide for the lapse of restrictions in installments where deemed appropriate.

(b) Except when the Committee determines otherwise pursuant to Section 7(d), if a Key Employee terminates employment with all Participating Companies for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Key Employee and shall be reacquired by the Company.

(c) Except as otherwise provided in this Section 7, no shares of Restricted Stock received by a Key Employee shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

(d) In cases of death, Total Disability or Retirement or in cases of other circumstances deemed appropriate by the Committee, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, elect to waive all or part of any remaining restrictions with respect to such Key Employee’s Restricted Stock.

(e) The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock, that the Key Employee shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

(f) Nothing in this Section 7 shall preclude a Key Employee from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.

(g) Subject to Section 7(e) and Section 9, each Key Employee entitled to receive Restricted Stock under the Plan shall be issued a certificate for the shares of Stock (or alternatively, an applicable book entry shall be made for noncertificated shares of Stock). Such certificate shall be registered in the name of the Key Employee, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders.

8.    Restricted Stock Units
(a) Restricted Stock Units shall be subject to a Restriction Period (after which restrictions will lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine. The Committee may provide for the lapse of restrictions in installments where deemed appropriate.
(b) Except when the Committee determines otherwise pursuant to Section 8(d), if a Key Employee terminates employment with all Participating Companies for any reason before the expiration of the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by the Key Employee.
(c) Except as otherwise provided in this Section 8, no Restricted Stock Units received by a Key Employee shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.
(d) In cases of death, Total Disability or Retirement or in cases of in cases of other circumstances deemed appropriate by the Committee, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, elect to waive all or part of any remaining restrictions with respect to such Key Employee’s Restricted Stock Units.
(e) Restricted Stock Units are contractual rights only, and no Stock will be issued in respect of Restricted Stock Units unless and until the terms and conditions established by the Committee are obtained or satisfied.  Restricted Stock Units do not carry any rights of a shareholder, including voting rights, and subject to Section 8(f), do not carry a right to receive an amount in respect of dividends.
(f) The Committee may, in its sole discretion, provide that Awards of Restricted Stock Units earn dividend equivalents. Any such dividend equivalents shall be accumulated and credited to an account for the Key Employee, settled in cash or shares of Stock, and paid at the time and subject to any terms and conditions, in each case, as determined by the Committee. If the Committee so determines, dividend equivalents shall be subject to the same terms and conditions, including vesting restrictions, as the Award with respect to which the dividend equivalents are credited (“Restricted Dividend Equivalents”). The Committee may further determine that any Restricted Dividend Equivalents so credited to a Key Employee’s account shall accrue interest at a rate per annum specified by the Committee. Any such credited Restricted Dividend Equivalents, and accrued interest if any, shall be paid as soon as administratively practicable following the time the related Restricted Stock Units vest and are paid to the Key Employee. For the avoidance of doubt, to the extent an Award of Restricted Stock Units is terminated, cancelled or forfeited in whole or in part, due to failure to meet performance conditions or otherwise, any Restricted Dividend Equivalents, and accrued interest if any, credited with respect to such Award shall be terminated, cancelled or forfeited at the same time and to the same extent as such Award.
9.    Certificates for Awards of Stock
(a) The Company shall not be required to issue or deliver any shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body that the Company shall, in its sole discretion, determine to be necessary or advisable.
(b) All certificates for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 9(b) shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The rules applicable to certificates hereunder shall apply equally to noncertificated shares of Stock held pursuant to any electronic, book entry or other means or record of ownership and transfer.
(c) Except for the restrictions on Restricted Stock under Section 7, each Key Employee who receives Stock in settlement of an Award shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Key Employee awarded an Option, a Right, Restricted Stock Unit or Performance Share shall have any right as a shareholder with respect to any shares covered by his or her Option, Right, Restricted Stock Unit or Performance Share prior to the date of issuance to him or her of such shares.
10.    Change in Control
Notwithstanding any provisions in this Plan to the contrary:
(a) Options and Rights shall not terminate and shall continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of an employee who is terminated other than for just cause or who voluntarily terminates his or her employment because he or she in good faith believes that as a result of such Change in Control he or she is unable effectively to discharge the duties of the position he or she occupied just prior to the occurrence of such Change in Control. For purposes of Section 10 only, termination shall be for “just cause” only if such termination is based on fraud, misappropriation or embezzlement on the part of the employee that results in a final conviction of a felony. Under no circumstances, however, shall any Option or Right be exercised beyond the expiration date of its original term.
(b) For purposes of this Plan, “Change in Control” means the occurrence of any one or more of the following events:
(i)    subject to the conditions contained in the final paragraph of this definition, the filing of a report on Schedule 13D with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, is the beneficial owner, as defined in Rule 13d-3 under the Act (“Beneficial Owner”), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding Voting Securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Voting Securities); or
(ii)    the purchase by any person, other than the Company or any employee benefit plan sponsored by the Company, of Voting Securities pursuant to a tender offer or exchange offer to acquire any Voting Securities of the Company (or securities convertible into such Voting Securities) for cash, securities, or any other consideration, provided that after consummation of the offer, the person in question is the Beneficial Owner, directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding Voting Securities (all as calculated under clause (i) of this definition); or
(iii)    the approval by the shareholders of the Company and the subsequent consummation of any transaction pursuant to which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, or pursuant to which Common Shares of the Company would be converted into cash, securities, or any other consideration of a third party, or any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (any such merger or other transaction, sale, lease, exchange or other transfer referred to as a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the Beneficial Owners of the outstanding Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities) entitled to vote generally in the election of directors of the Successor Entity in substantially the same proportions as their ownership of the outstanding Voting Securities immediately prior to such Business Combination (for purposes of this provision, the term “Successor Entity” means the entity resulting from the Business Combination, including without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(iv)    a change in the composition of the Board of the Company or the board of directors of any Successor Entity at any time during any consecutive 24-month period such that Continuing Directors cease for any reason to constitute at least a majority of the Board.

For purposes of this definition of “Change in Control,” the term “Voting Securities” means any securities of the Company that vote generally in the election of members of the Board, and the term “Continuing Directors” means those members of the Board who either were directors at the beginning of a consecutive 24-month period or were elected during such period by or on the nomination or recommendation of at least seventy percent (70%) of the then-existing Board, excluding for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by on or behalf of a “person” (as used in Section 13(d) of the Act) other than the Board.
So long as there has not been a Change in Control within the meaning of clause (iv) above, the Board may adopt by a vote of at least seventy percent (70%) of the Continuing Directors a resolution to the effect that the occurrence of an event described in clause (i) (a “Clause (i) Event”) does not constitute a “Change in Control” (an “Excluding Resolution”) or a resolution to the effect that the occurrence of a Clause (i) Event does constitute a “Change in Control” (an “Including Resolution”). The adoption of an Excluding Resolution with respect to any Clause (i) Event shall not deprive the Board of the right to adopt an Including Resolution with respect to such Clause (i) Event at a later date. A Clause (i) Event shall not in and of itself constitute a “Change in Control” until the earlier of (x) the effective date of an Including Resolution with respect thereto or (y) the passage of a period of 30 calendar days after the occurrence thereof without an Excluding Resolution having been adopted with respect thereto; notwithstanding the adoption of an Excluding Resolution within the 30-day period referred to in (y), an Including Resolution may subsequently be adopted with respect to the relevant Clause (i) Event while it continues to exist, in which event a “Change in Control” shall be deemed to have occurred for purposes of this definition upon the effective date of such Including Resolution. The provisions of this paragraph of the definition of “Change in Control” relate only to situations where a Clause (i) Event has occurred and no Change in Control within the meaning of clause (ii), (iii), or (iv) of the preceding paragraph has occurred, and nothing in this paragraph shall derogate from the principle that the occurrence of an event described in clause (ii), (iii), or (iv) of the preceding paragraph shall be deemed an immediate Change in Control regardless of whether or not a Clause (i) Event has occurred and an Excluding Resolution or Including Resolution become effective.
11.    Beneficiary
The Beneficiary of a Key Employee shall be the Key Employee’s estate, which shall be entitled to receive the Award, if any, payable under the Plan upon his or her death. A Key Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Key Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Key Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.
12.    Administration of the Plan
(a) Each member of the Committee shall be a member of the Board, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under the Act or successor rule or regulation.
(b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.
(c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes.
(d) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Key Employees, whether or not such Key Employees are similarly situated.
(e) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to executive officers of the Company or (ii) determine the satisfaction of Performance Objectives with respect to Performance Shares or other Award subject to performance-based vesting criteria. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.
(f) If a Change in Control has not occurred and if the Committee determines that a Key Employee has taken action inimical to the best interests of any Participating Company, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option (including any related Right) as has not yet become exercisable at the time of termination, terminate any Performance Share Award for which the Performance Period has not been completed or terminate any Award of Restricted Stock or Restricted Stock Units for which the Restriction Period has not lapsed.
13.    Amendment, Extension or Termination
The Board may, at any time, amend or terminate the Plan. However, no amendment shall, without Shareholder Approval, (a) alter the group of persons eligible to participate in the Plan, (b) except as provided in Section 14, increase the maximum number of shares of Stock that are available for Awards under the Plan, or (c) except for adjustments pursuant to Section 14 or as otherwise provided for in the Plan, decrease the Option price for any outstanding Option or Right after the date the Option or Right is granted, or cancel or accept the surrender of any outstanding Option or Right at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Award, cash or other property or the grant of a new Option or Right with a lower price than the Option or Right being surrendered. If a Change in Control has occurred, no amendment or termination shall impair the rights of any person with respect to a prior Award.
14.    Adjustments in Event of Change in Common Stock and Change in Control
(a) Adjustments: In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock or stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, the Committee shall make such adjustments in the Stock subject to Awards, including Stock subject to purchase by an Option, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option, as the Committee deems equitable; provided however, that in the event of a stock split, stock dividend or consolidation of shares, the number of shares subject to an outstanding Option and the exercise price thereof, and the number of outstanding Performance Shares or Restricted Stock Units, shall be proportionately adjusted to reflect such action.

(b) Change in Control: In the event of a merger of the Company with or into another company or a Change in Control, each outstanding Award will be treated as the Committee determines, including, without limitation, that each Award be assumed or cancelled or that an equivalent option or right be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Committee will not be required to treat all Awards similarly in the transaction.

For the purposes of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Right upon the exercise of which the Committee determines to pay cash, or a Restricted Stock Unit or Performance Share which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Stock for each share held on the effective date of the transaction; provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Right or upon the payout of a Restricted Stock Unit or Performance Share, for each share of Stock subject to such Award, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Stock in the Change in Control.

Notwithstanding anything in this Section 14(b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance
Goals without the Key Executive’s consent; provided, however, a modification to such
Performance Goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
15.    Forfeiture of Gains on Exercise
Except following a Change in Control, if the Key Employee terminates employment in breach of any covenants and conditions subsequent set forth in Section 16 and becomes employed by a competitor of the Company within one year after the date of exercise of any Option or the receipt, settlement or payment of any Award, the Key Employee shall pay to the Company an amount equal to any gain from the exercise of the Option or the value of the Award other than Options, in each case measured by the amount reported as taxable compensation to the Key Employee by the Company for federal income tax purposes and in the case of Options that are Incentive Stock Options, in an amount equal to the amount that would have been reported as taxable income were such Options not incentive stock options, and in each case without regard to any subsequent fluctuation in the market price of the shares of Stock. Any such amount due hereunder shall be paid by the Key Employee within thirty days of becoming employed by a competitor. By accepting an Option or other Award hereunder, the Key Employee is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Key Employee in any capacity whatsoever.
16.    Conditions Subsequent
Except after a Change in Control, the exercise of any Option or Right and the receipt of any Award shall be subject to the satisfaction of the following conditions subsequent which shall apply while the Key Employee is employed by the Company and for a period of twelve months after termination of employment with the Company: (i) that Key Employee refrain from engaging in any activity that in the opinion of the Committee is competitive with any activity of the Company or any subsidiary, excluding any activity undertaken upon the written approval or request of the Company, (ii) that Key Employee refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company as defined by the Committee, and (iii) that the Key Employee furnish the Company such information with respect to the satisfaction of the foregoing conditions subsequent as the Committee shall reasonably request.
17.    Clawback Policy
Notwithstanding any other provision in this Plan to the contrary, any Award or shares issued thereunder and any amount received with respect to the exercise or sale of any such Award or shares, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s Clawback Policy as in effect from time to time (the “Clawback Policy”).
18.    Miscellaneous
(a) Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of any Participating Company or interfere in any way with the right of any Participating Company to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any Participating Company for the benefit of its employees unless the Company shall determine otherwise. No Key Employee shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 7(e) with respect to Restricted Stock.
(b) The Committee may cause to be made, as a condition precedent to the payment of any Award, or otherwise, appropriate arrangements with the Key Employee or his or her Beneficiary, for the withholding of any federal, state, local or foreign taxes.
(c) The Plan and the grant of Awards shall be subject to all applicable federal, state and local laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.
(d) The terms of the Plan shall be binding upon the Company and its successors and assigns.
(e) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
19. Provisions Related to Code Section 409A
(a) To the extent applicable, the Plan is intended to be compliant with the requirements of Code Section 409A, and the Plan and Award Agreements shall be interpreted and administered accordingly, though no guarantee or warranty of such compliance is made to any individual.
(b) Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Key Employee’s Total Disability or separation from service, such amount or benefit will not be payable or distributable to the Key Employee by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Total Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service,” as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Agreement that is permissible under Code Section 409A.

(c) Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Key Employee’s separation from service during a period in which the Key Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)if the payment or distribution is payable in a lump sum, the Key Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Key Employee’s death or the first day of the seventh month following the Key Employee’s separation from service; and

(ii)if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Key Employee’s separation from service will be accumulated and the Key Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Key Employee’s death or the first day of the seventh month following the Key Employee’s separation from service, whereupon the accumulated amount will be paid or distributed to the Key Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with any rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(d)If any one or more Awards granted under the Plan to a Key Employee could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(e)If, pursuant to an Award, a Key Employee is entitled to a series of installment payments, such Key Employee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
20.    Effective Date, Term of Plan and Shareholder Approval
This Plan, as amended, shall become effective on October 16, 2020 (the “Effective Date”) and shall apply to all Awards granted under the Plan, as amended, after such date. The Plan will continue in effect for existing Awards as long as any such Award is outstanding. For the avoidance of doubt, the amendments to the Plan adopted on the Effective Date shall not affect the ability of any Awards granted prior to the Effective Date to qualify as “performance-based compensation” under Section 162(m) of the Code as in effect prior to 2018.